UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 30, 2013

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2013, TETRA Technologies, Inc. (the “Company”) entered into change of control agreements (each, a “COC Agreement”) with certain of its executive officers, including the following executive officers who were identified as named executive officers (each, a “Named Executive Officer”) in the Company’s 2013 proxy statement:

•         Stuart M. Brightman, President & Chief Executive Officer;

•         Elijio V. Serrano, Senior Vice President & Chief Financial Officer;

•         Edwin H. Goldman, Senior Vice President;

•         Philip N. Longorio, Senior Vice President; and

•         Peter J. Pintar, Senior Vice President, Corporate Strategy & Development.

The COC Agreements have an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term.  Under the COC Agreement, the Company has an obligation to provide certain benefits to each Named Executive Officer upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of the Company. A qualifying termination event under the COC Agreement includes the termination of the Named Executive Officer’s employment by the Company other than for Cause (as that term is defined in the COC Agreement) or termination by the Named Executive Officer for Good Reason (as that term is defined in the COC Agreement).

Under the COC Agreement, if a qualifying termination event occurs in connection with or within two years following a change of control, the Company has an obligation to pay to each Named Executive Officer the following cash severance amounts: (i)(A) an amount equal to the Named Executive Officer’s earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to the Named Executive Officer had the Named Executive Officer remained employed by the Company, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) the Named Executive Officer’s prorated target Annual Bonus for the current year, plus (C) an amount equal to the Named Executive Officer’s target Long Term Bonus for each outstanding award; plus (ii) the product of 2.99, in the case of Mr. Brightman, or 2, in the case of the other Named Executive Officers, times the sum of the Named Executive Officer’s Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to the Named Executive Officer due to an election of continuation of coverage that the Named Executive Officer would be required to pay if the Named Executive Officer elected to continue medical and dental benefits under the Company’s group health plan for the Named Executive Officer and the Named Executive Officer’s eligible dependents without subsidy from the Company for a period of two years following the date of a qualifying termination of the Named Executive Officer’s employment. The Agreement also provides for full acceleration of any outstanding stock options, restricted stock awards and other stock-based awards upon a qualifying termination of the Named Executive Officer’s employment to the extent permitted under the applicable plan.  All payments and benefits due under the COC Agreement are conditioned upon the execution and nonrevocation by the Named Executive Officer of a release for the benefit of the Company. All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreements also contain certain confidentiality provisions and related restrictions applicable to the Named Executed Officers.  In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), each Named Executive Officer agrees that for a period of two years following a termination of employment for any reason, such Named

Executive Officer will not solicit the Company’s employees or otherwise engage in a competitive business with the Company as more specifically set forth in the COC Agreement.  Such obligations are only applicable to the Named Executive Officer if he receives the severance benefits described above.

The foregoing description of the COC Agreements is qualified in its entirety by reference to the full text of the form of COC Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Change of Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Stuart M. Brightman
Stuart M. Brightman
President & Chief Executive Officer
Date: June 4, 2013

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Change of Control Agreement

SCHEDULE TO EXHIBIT 10.1

The Change of Control Agreements between TETRA Technologies, Inc. (the “Company”) and the officers named below are identical in all respects other than with respect to their employment positions and as otherwise set forth below:

Name	Title	Multiple of Salary and Target Annual Bonus	Length of Benefit Coverage
Stuart M. Brightman	President & Chief Executive Officer	2.99x	3 years
Elijio V. Serrano	Senior Vice President & Chief Financial Officer	2x	2 years
Edwin H. Goldman	Senior Vice President	2x	2 years
Philip N. Longorio	Senior Vice President	2x	2 years
Peter J. Pintar	Senior Vice President	2x	2 years